EXHIBIT 99.1

LP AGREES TO ACQUIRE AINSWORTH, ADVANCING ITS GLOBAL LEADERSHIP IN STRAND-BASED WOOD PRODUCTS AND TECHNOLOGIES

Transaction Highlights:

•	Excellent strategic fit provides enhanced scale, greater access to Asian markets, and a more diverse product mix

•	Enables LP to better serve customer needs with an expanded geographic footprint and a broader array of strand-based technologies

•	LP committed to building on its 35 year history in Canada through continued investment in R&D, people and communities

•	Provides value to Ainsworth's shareholders, and the opportunity to participate in a stronger combined company well-positioned for continued growth

•	Unanimous support of the Ainsworth Board of Directors and Ainsworth's largest shareholder group, private equity funds managed by Brookfield Asset Management Inc. which owns 54% of Ainsworth

•	Joint investor conference call today at 5:15 pm ET

•	Joint media conference call today at 6:15 pm ET

NASHVILLE, TN and VANCOUVER, BC --Sept. 4, 2013-- Louisiana-Pacific Corporation (“LP” or the “Company”) (NYSE: LPX) and Ainsworth Lumber Co. Ltd. (TSX: ANS) (“Ainsworth”) today announced that they have signed a definitive agreement under which LP will acquire all of the outstanding common shares of Ainsworth for a total consideration which equates to C$3.76 per Ainsworth common share, based on the closing price of LP common shares on September 3, 2013.

The proposed transaction, which has a total value of approximately USD$1.1 billion, including the assumption of debt less Ainsworth's estimated cash balance, represents a premium for Ainsworth shareholders of 30% relative to the closing price of Ainsworth shares of C$2.89 and 24% to the volume weighted average trading price of Ainsworth shares on the TSX over the past 20 trading days as of September 3, 2013. The proposed transaction has the unanimous support of the Ainsworth Board of Directors. Additionally, private equity funds managed by Brookfield Asset Management Inc., (the “Brookfield Funds”) which own 54% of Ainsworth, have entered into an agreement to vote in favor of the transaction.

Ainsworth is a leading manufacturer and marketer of oriented strand board (“OSB”) with a focus on value-added specialty products for markets in North America and Asia. Ainsworth's four OSB manufacturing facilities, located in Alberta, British Columbia and Ontario, have a combined annual capacity of 2.5 billion square feet (3/8-inch basis), with the potential to increase capacity to 3.1 billion square feet (3/8-inch basis) with the expansion at Ainsworth's mill in Grande Prairie, Alberta.

“This is an excellent transaction that makes LP more valuable for our customers and our shareholders,” said Curt Stevens, LP's CEO. “Ainsworth has very high quality assets and provides us with an expanded suite of strand-based products and technologies, additional access to key international growth markets, particularly in Asia, and enhanced scale and efficiencies in North America. We have great respect for Ainsworth and its people, and we intend to take the best of both companies to create a leading provider of strand-based products that is well positioned to meet the evolving needs of customers in North America and abroad.”

Added Mr. Stevens: “The APA consensus projection for U.S. housing starts for the full year 2013 is 957,000, an increase of 23% from 2012. For 2014, the consensus projection is approximately 1.2 million starts. We believe the acquisition of Ainsworth provides LP with greater flexibility and exposure to this recovery.”

Ainsworth's CEO Jim Lake said, “This transaction provides immediate value and liquidity to our shareholders as well as the opportunity to participate in LP's continued growth as a global leader in strand-based products and technologies. For our people, this will bring even greater financial strength to the business and the opportunity to become an important part of a well-resourced, innovative company with an excellent operational track record and an uncompromising commitment to safety. This is a positive step forward for Ainsworth, our people, our customers and the communities in which we operate.”
Investing in Canada and the Canadian Forest Products Industry
LP's first investment in Canada was in 1978, and it currently employs more than 1,200 people across the country, representing one-third of its total North American workforce. The Company now owns a total of seven wholly-owned facilities - OSB mills, siding manufacturing facilities and engineered wood products manufacturing facilities - in British Columbia, Manitoba, Quebec and Nova Scotia. LP is also a joint venture participant in two manufacturing facilities in Quebec, and it maintains a Canadian administrative office in Montreal, Quebec. LP maintains one of the industry's best safety ratings across all of its operations and has a strong track record of environmental stewardship in all jurisdictions in which it operates.
LP is also fully committed to Ainsworth's interest in Interex Forest Products, a member-owned international exporter of wood products, and expects this transaction will significantly increase sales volumes handled by the Vancouver-based company.
Over the longer term, LP views the acquisition of Ainsworth as a platform for continued growth in Canada. To support that growth, the Company expects to increase its investments in infrastructure, training, and the research and development of innovative strand-based technologies and products at its Canadian facilities.
LP has a proud history of being a strong and contributing member of the communities in which it operates. The Company expects to maintain and expand upon Ainsworth's existing community investment programs in British Columbia, Alberta and Ontario.
Financial Highlights
On a pro forma basis, the combined company generated approximately USD$2.5 billion in sales, USD$300 million in income from continuing operations, and adjusted EBITDA from continuing operations of USD$575 million for the 12 months ended June 30, 2013. The transaction, which aligns with LP's existing growth strategy, is expected to be accretive to earnings and cash flow in the first year.
The total consideration will consist of approximately 52% cash and 48% LP common shares. Ainsworth shareholders will have the ability to choose whether to receive, in exchange for each Ainsworth common share, either: (i) C$1.94 in cash and 0.114 LP common shares; or (ii) 0.235 LP shares; or (iii) C$3.76 in cash, subject to pro ration under total aggregate cash and share consideration of approximately C$467 million and approximately 27.5 million LP shares, respectively, based on the number of Ainsworth common shares outstanding. The Brookfield Funds have agreed to elect to receive 0.114 LP common shares and C$1.94 in cash per Ainsworth common share held by them. Following the close of the transaction, the Brookfield Funds will own approximately 9% of LP common shares outstanding.
LP will finance the cash component of the transaction through a combination of cash on the LP and Ainsworth balance sheets and new borrowings. LP has obtained a commitment for a senior secured term loan from Goldman, Sachs & Co. and BMO Capital Markets. The company currently plans to have Ainsworth's current debt remain outstanding.
Additional Transaction Details
The transaction will be carried out by way of a court-approved plan of arrangement and will require the approval of at least 66 2/3% of the votes cast by Ainsworth shareholders at a special meeting expected to take place in October 2013. The Ainsworth Board of Directors has received an oral fairness opinion from RBC Capital Markets to the effect that as of the date thereof the consideration to be received under the transaction is fair, from a financial point of view, to Ainsworth shareholders. The transaction does not require the approval of LP shareholders.
In addition to Ainsworth shareholder and court approvals, the transaction is also subject to other customary conditions, including the receipt of regulatory approvals (which include the expiration of applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the issuance of rulings and approvals required under Canadian competition laws and the Investment Canada Act). Subject to obtaining the aforementioned approvals, the transaction is expected to close by the end of the year.
Further information regarding the transaction will be included in an information circular to be filed and mailed to Ainsworth shareholders in September 2013. Copies of the arrangement agreement and the information circular will be available online at www.ainsworthengineered.com and www.sedar.com. The arrangement agreement provides for, among other things, the payment to LP of a termination fee of C$32.5 million if the proposed transaction is not completed under certain circumstances.
Advisers
LP's financial advisers are Goldman, Sachs & Co. and BMO Capital Markets. Its legal advisers are Jones Day, Stikeman Elliott LLP, and Orrick, Herrington & Sutchliffe LLP. Ainsworth's financial adviser is RBC Capital Markets and its legal advisers are Goodmans LLP and Skadden, Arps, Slate, Meagher & Flom LLP.
Conference Call Details
Joint Investor Conference Call
LP and Ainsworth will host a conference call for the investment community today, September 4, at 5:15pm ET.
Canada and US Toll Free: 1-877-415-3184
Secondary: 1-857-244-7327
Participant passcode: 54762355
The investment community conference call will be webcast at: http://www.media-server.com/m/acs/8d00dd812b082a18537d0a41f2633075.
The investor conference call will be recorded and available for replay at 1-888-286-8010 (passcode: 28852194) until September 11, 2013 at midnight ET.
Joint Media Conference Call

LP and Ainsworth will host a conference call for media to discuss the proposed transaction today, September 4, 2013, at 6:15pm ET.
Canada and US Toll Free: 1-800-319-4610
International: 1-604-638-5340
The media conference call will be recorded and available for replay at 1-800-319-6413 (Canada and US) or 604-638-9010 (International) (passcode: 1335#) until September 11, 2013 at midnight ET.

About Ainsworth

Ainsworth Lumber Co. Ltd. is a leading manufacturer and marketer of OSB with a focus on value-added specialty products for markets in North America and Asia. Ainsworth's four OSB manufacturing facilities, located in Alberta, British Columbia and Ontario, have a combined annual capacity of 2.5 billion square feet (3/8-inch basis) OSB. Ainsworth is a publicly traded company listed on the Toronto Stock Exchange under the symbol ANS. For more information, visit www.ainsworthengineered.com.

About LP

Louisiana-Pacific Corporation is a leading manufacturer of quality engineered wood building materials including OSB, structural framing products, and exterior siding for use in residential, industrial and light commercial construction. From manufacturing facilities in the U.S., Canada, Chile and Brazil, LP products are sold to builders and homeowners through building materials distributors and dealers and retail home centers. Founded in 1973, LP is headquartered in Nashville, Tennessee and traded on the New York Stock Exchange under LPX. For more information, visit www.lpcorp.com.

Forward Looking Statements

This news release contains statements concerning future events and Louisiana-Pacific Corporation's and Ainsworth Lumber Co. Ltd.'s future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following statements are or may constitute forward-looking statements: (1) statements preceded by, followed by or that include words like “may,” “will,” “could,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “potential,” “continue” or “future” or the negative or other variations thereof and (2) other statements regarding matters that are not historical facts. The matters addressed in these statements are subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the potential inability to obtain court, shareholder or governmental approvals required in connection with the acquisition of Ainsworth, or to satisfy other conditions to the acquisition on the expected terms and schedule, the risk that the existing and acquired businesses will not be integrated successfully, the risk that cost savings and synergies expected to result from the acquisition may not be fully realized or may take longer to realize than expected, disruption from the acquisition making it more difficult to maintain relationships with customers, employees or suppliers, the effect of general economic conditions, including the level of interest rates and housing starts, market demand for the company's products, and prices for structural products; the availability, cost and other terms of capital; the efficiency and consequences of operations improvement initiatives and cash conservation measures; changes in exchange rates between the U.S. dollar and other currencies, the effect of forestry, land use, environmental and other governmental regulations; the ability to obtain regulatory approvals; and the risk of losses from fires, floods and other natural disasters. These and other factors that could cause or contribute to actual results differing materially from those contemplated by such forward-looking statements are discussed in greater detail in LP's Securities and Exchange Commission filings and Ainsworth's SEDAR filings.

The website at www.ainsworthengineered.com (the “Ainsworth Website”) is operated by Ainsworth, and LP disclaims any responsibility for the accuracy or completeness of any information contained on the Ainsworth Website or on any website linked to the Ainsworth Website.
The website at www.lpcorp.com (the “LP Website”) is operated by LP, and Ainsworth disclaims any responsibility for the accuracy or completeness of any information contained on the LP Website or on any website linked to the LP Website.
Source: Louisiana-Pacific and Ainsworth

For more information, contact:

Canadian Media
David Ryan
Longview Communications Inc.
416-649-8007

Trevor Zeck (including French media)
Longview Communications Inc.
604-694-6037

US and International Media

615-986-5886

Investors
Louisiana-Pacific Corporation
Mike Kinney
Becky Barckley
(615) 986-5600

1-888-605-8415

Rob Feustel
604-661-3235

Reconciliation of pro forma income (loss) from LP's continuing operations to adjusted EBITDA from continuing operations

	Six months ended June 30, 2013	Year ended December 31, 2012	Six months ended June 30, 2012	Twelve months ended June 30, 2013
Income from continuing operations	$211.5	$21.0	$(64.5)	$297.0
Provision for income taxes	66.0	3.8	(18.0)	87.8
Interest expense, net of capitalized interest	37.0	104.8	54.2	87.6
Depreciation and amortization	57.4	110.2	54.7	112.9
EBITDA from continuing operations	371.9	239.8	26.4	585.3
Stock based compensation expense	5.3	9.2	5.7	8.8
Gain (loss) on sale or impairment of long lived assets	3.0	6.5	0.2	9.3
Investment income	(6.6)	(14.8)	(7.6)	(13.8)
Gain on acquisition	(35.9)	—	—	(35.9)
Early debt extinguishment	—	76.4	52.2	24.2
Gain on settlement of ARS litigation	—	(20.0)	—	(20.0)
Other operating credits and charges, net	6.1	(3.4)	(0.3)	3.0
Other operating credits and charges associated with unconsolidated affiliates	2.7	—	—	2.7
Depreciation included in equity in (income) loss of unconsolidated affiliates	5.1	12.6	6.5	11.2
Adjusted EBITDA from continuing operations	$351.6	$306.3	$83.1	$574.8